Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of September 10, 2002 between ALLIANCE NATIONAL BANK (the "Bank"), a national bank headquartered in Whitfield County, Georgia, and Daniel G. Rees (the "Executive"), an individual resident of Whitfield County, Georgia.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending legally to be bound hereby, agree as follows:

    Employment. The Bank shall employ the Executive and the Executive shall serve the Bank, as Senior Vice-President and Chief Financial Officer
    of the Bank upon the terms and conditions set forth herein. The
    Executive shall have such authority and responsibilities consistent with his position as are set forth in the Bank's bylaws or assigned by the Bank's
    President or Board of Directors (the "Board") from time to time. The
    Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during period of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods of service as a director or advisor to other organizations, to charitable and community activities, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interest of the Bank.
    Term. The Executive's employment under this Agreement shall commence on the date hereof and shall continue until September 9,
    2004 (the initial "Term") and from year to year thereafter, subject to termination on any anniversary date following the initial term, by either party giving written notice to the other party not less than ninety days prior to said anniversary date.
    Compensation and Benefits.

(a) The Bank shall pay the Executive a salary at a rate of not less than Seventy-two Thousand Dollars ($72,000.00) per annum in accordance with the salary payment practices of the Bank. The Board shall review the Executive's salary at least annually and may increase the Executive's base salary if it determines in its sole discretion that an increase is appropriate.

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(b) The Executive shall participate in any retirement, welfare, deferred compensation, life and health insurance and other benefit plans or programs of the Bank now or hereafter applicable to the Executive or applicable generally to employees of the Bank and as established by by-laws or Board action.

(c) The Executive shall participate in the Bank's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Bank. The Bank shall grant to the Executive an option (the "Performance Option") to purchase Fifteen Thousand

(15,000) shares of Common Stock. The award agreement for the Performance Option shall provide that one-fifth of the shares subject to the Performance Option will vest on the last day of each of the first five fiscal years of the Bank after the date of this Agreement, but only if the Executive remains employed by the Bank on such date and the Bank has met the performance goals set forth hereof for such year. For each fiscal year after the date of this Agreement, and as a condition to the vesting of the shares subject to the Performance Option in such year (except in the event of a Change in Control), the Bank must meet or exceed the following performance criteria:

(i) the Bank shall meet or exceed 90% of the budgeted net

income after tax and the budgeted deposit growth for each of the initial five (5) fiscal years of the Bank based on the annual budgets approved by the Board of the Bank for each such fiscal year;

(ii) the Bank shall maintain a regulatory examination rating of Camel 1 or 2;

provided, however, that if the Bank does not meet the performance criteria for any year, the shares subject to the Performance Option for such year may vest on the following fiscal year end, in the sole discretion of the Board, if the Bank exceeds the performance criteria for the following year. The Board shall notify the Executive of any shares subject to the Performance Option vested hereunder within a reasonable period of time after the fiscal year end to which such options pertain. The good faith determination of the Board regarding whether the Bank met its yearly performance levels shall be conclusive.

In addition, the award agreement for the Performance Option will provide that (i) the Executive's option shall be qualified as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"); (ii) all options shall be exercisable at any

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time during the ten years following the date of grant at a price per share equal to the fair market price at the time of grant (subject to standard antidilution adjustments in the event of stock splits, dividends or combinations), which the parties agree is the fair market value of the Common Stock as of the date of Grant; and (iii) all options shall be nontransferable and nonassignable by the Executive or by any other person entitled hereunder to exercise any such rights; provided, however, that upon the death of the Executive any rights granted hereunder shall be transferable by the Executive's will or by applicable laws of descent and distribution.

The Performance Option shall become immediately exercisable and shall become One Hundred Per Cent (100%) vested upon a Change of Control.

(d) The Executive may be eligible to receive a cash bonus in an amount determined by the Board. The Executive and other key personnel, as agreed by the Board, will receive a bonus as set by the Board. The aforementioned bonuses will be based upon certain performance levels or criteria as set by the Board from time to time.

(e) The Bank shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Bank.

4. Termination.

(a) The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

(i) upon the death of the Executive; (ii) upon the disability of the

Executive for a period of 90 days in any consecutive 120 day period which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Bank; (iii) by the Bank for Cause upon delivery of a Notice of Termination to the Executive; (iv) by the Executive effective upon the 30th day after delivery of a Notice of Termination to the Bank. If this occurs, all bonuses not paid shall be cancelled. The Board shall have

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the authority to dismiss him immediately upon receipt of the Executive's resignation and pay will cease immediately.

(b) If the Executive's employment is terminated because of the Executive's death, the Executive's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned under the Bonus
Plan through the date of death.

(c) If the Executive's employment is terminated for Cause as provided above, or if the Executive resigns, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination. In such an event, all vested stock options must be exercised within 90 days of termination or be forfeited.

(d) With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that upon termination of the Executive's employment hereto, the
Bank shall have no obligation to the Executive for, and the Executive waives and relinquishes any further compensation or benefits (exclusive of COBRA benefits).

(e) The parties intend that the severance payments and other compensation provided herein are reasonable compensation for the
Executive's services to the Bank and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal
Revenue Code of 1986 and any regulations thereunder.

5. Ownership of Work. The Bank shall own all Work Product arising during the course of the Executive's employment (prior, present or future). For purposes hereof "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Bank, its business or its customers and that any employee conceives, develops, or delivers to the Bank at any time during his employment, during or outside normal working hours, in or away from the facilities of the Bank, and whether or not requested by the Bank. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Bank, the Executive agrees to point out the preexisting items to the Bank and the Executive grants the Bank a worldwide, unrestricted, royalty-free right including the right to sublicense such items. The executive agrees to take such actions and execute such

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further acknowledgments and assignments as the Bank may reasonably request to give effect to this provision.
  Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Bank, the Executive agrees not to disclose any Trade Secrets of the Bank during his employment or following termination of his employment so long as he is receiving compensation from the Bank, or for a period of twelve (12)
  months following termination of the Executive's employment pursuant to clause (vi) of Section 4(a). As provided by Georgia statutes, "Trade
  Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
  Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Bank, not to use or disclose any Confidential
  Business Information of the Bank during his employment and following termination of the Executive's employment so long as he is receiving compensation from the Bank, or for a period of twelve (12) months following termination of the Executive's employment pursuant to clause
  (vi) of Section 4(a). "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Bank's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 above shall also apply to protect Trade
  Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.
  Return of Materials. The Executive shall surrender to the Bank, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents, notebooks, computer program, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Bank, its business, or its

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customers. Upon request of the Bank, Executive shall certify in writing compliance with the foregoing requirement.

9. Restrictive Covenants.

(a) No Solicitation of Customers. During the Executive's employment with the Bank and after termination of the Executive's employment so long as he is receiving compensation from the Bank, or for a period of twelve (12) months following termination of the Executive's
employment pursuant to clause (vi) of Section 4(a), the Executive shall not (except on behalf of or with the prior written consent of the
Bank), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer of the Bank on the date of termination and is located in the Territory and with whom the Executive has had material contact.

(b) No Recruitment of Personnel. During the Executive's employment with the Bank and after termination of the Executive's employment so long as he is receiving compensation from the Bank, or for a period of twelve (12) months following termination of the Executive's
employment pursuant to clause (vi) of Section 4(a), the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or
(B) attempt to solicit, divert or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Bank engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement or the employment is for a determined period or is at will.
    Non-Competition Agreement. During the Executive's employment with the Bank and after termination of the Executive's employment so long as he is receiving compensation from the Bank, or for a period of twelve (12) months following termination of the Executive's employment pursuant to clause (vi) of Section 4(a), the Executive shall not (without the prior written consent of the Bank) compete with the Bank by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory.

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  Independent Provisions. The provisions in each of the above Sections
  9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.
  Successor; Binding Agreement. The rights and obligations of this
  Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Bank is a party, or any assignee of all or substantially all of the Bank's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this
  Agreement shall pass after death to the personal representatives of his estate.
  Notice. For the purposes of this Agreement notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided however, that all notices to the Bank shall be directed to the attention of the Bank with a copy to the Corporate Secretary of the
  Bank. All notices and communications shall be deemed to have been received on the date of delivery thereof.
  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Georgia.
  Non-Waiver. Failure of the Bank to enforce any of the provisions of this
  Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.
  Enforcement. The Executive, agrees that in the event of any breach of any covenant contained in Section 9(a), 9(b) or 9(c), the Bank shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief, including but not limited to monetary damages.

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16. Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Certain Definitions, (a) "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Bank as of the date of termination or any other conduct or action by a lending institution as permitted by Federal or State law now or in the future. (b) "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to save, cause or is reasonably likely to cause material harm to the Bank (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Bank, intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Bank that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Bank's compliance with the purpose of the action or would materially assist the Bank in avoiding or reducing the restrictions or adverse effects to the Bank related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable

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judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Bank's best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; (F) the Executive is adjudicated bankrupt or the Executive files for voluntary bankruptcy; or (G) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement." (c) "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Bank. (d) "Territory" shall mean a radius of ten (10) miles from the main office or any branch office of the Bank. (e) "Change of Control" means the definition as set forth in the Bank's 1999 Stock Incentive Plan and such definition is incorporated herein and made a part hereof by reference.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and its seal to be affixed hereunder and the Executive has signed and sealed this Agreement, effective as of the date first above written.
Signed, sealed and delivered in the presence of: s/ Witness	BANK: ALLIANCE NATIONAL BANK s/J. P. Turner (SEAL) s/J. David Gregg (SEAL)

Signed, sealed and delivered in the presence of: s/ Witness	EXECUTIVE: s/Daniel G. Rees (SEAL)

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